Exhibit 10.1
August 21, 2006
Mr. T. Kelley Millet
845 U.N. Plaza
Apt 82 B
New York, NY 10017
Re: Terms of Employment
Dear Kelley:
     The purpose of this letter is to confirm the terms and conditions of your employment offer with MarketAxess Corporation (the “Company”). The Company is pleased to offer you employment in accordance with the terms of this letter (the “Letter Agreement”).
     1. Title, Term and Duties. Commencing on September 13, 2006, you will be employed by the Company as its President, and your employment will continue until such employment is terminated by you or the Company. Notwithstanding anything else herein, your employment with the Company will be “at-will” and you and the Company retain the right to terminate your employment hereunder at any time for any reason or no reason. You will have such duties, responsibilities and authority, commensurate with your position, as may be assigned to you from time to time by the Chief Executive Officer of the Company. You will report to and follow the lawful directions of the Chief Executive Officer of the Company.
     While you are employed by the Company, you will devote substantially all of your business time and efforts to the performance of your duties hereunder and use your best efforts in such endeavors.
     2. Base Salary, Bonus and Benefits. While you are employed by the Company, the Company will pay you a base salary at the rate of Three Hundred Thousand Dollars ($300,000.00) per year, in accordance with the usual payroll practices of the Company.
     You will be eligible to receive an annual bonus subject to, and in accordance with, the MarketAxess Holdings Inc. 2004 Annual Performance Incentive Plan. Your cash bonus for the calendar year ending December 31, 2006 will be no less than Two Hundred Thousand Dollars ($200,000.00). Your cash bonus for the calendar year ending December 31, 2007 will be no less than Five Hundred Thousand Dollars ($500,000.00). Bonuses will be payable at such times as bonuses are paid to employees of the Company, but nonetheless prior to March 15 of the succeeding year. Other than as set forth in Sections 4(a) and 4(b) below, you must be employed by the Company at the time of payout.
     While you are employed by the Company, you will be entitled to participate, to the extent eligible thereunder, in all benefit plans and programs, in accordance with the terms thereof in effect from time to time, as are provided by the Company to senior management of the Company (including, without limitation, health benefits, life insurance and disability insurance), at a level commensurate with your position.
     3. Business Expenses. Upon presentation of appropriate documentation, you will be reimbursed by the Company for reasonable business expenses, in accordance with Company policies applicable to senior management, in connection with the performance of your duties hereunder.

     4. Severance/Termination of Employment/Change in Control.
     (a) In the event your employment with the Company pursuant to this Letter Agreement is terminated outside the Change in Control Protection Period (as defined in Section 4(b)) other than: (x) by you voluntarily (other than as a result of your resignation for Good Reason); or (y) by the Company for Cause (as defined in Section 4(d) below), and subject to your execution of a waiver and general release in substantially the form attached as Appendix A hereto, the Company will: (i) continue to pay you (or, in the event of your death, your estate) your base salary for a period of six (6) months following the date of such termination of employment, but off the employee payroll; (ii) pay you a cash bonus equal to either (x) your 2007 bonus guarantee if termination occurs before December 31, 2007, or (y) the average of the annual full-year cash bonuses you received from the Company for up to three (3) completed calendar years prior to termination if termination occurs after December 31, 2007, provided that such amount shall be pro-rated based on the number of days you were employed by the Company during the calendar year of termination, in either case payable in twelve (12) equal semi-monthly installments following the date of such termination; and (iii) if you (or in the event of your death, your spouse or dependents) elect to continue health coverage under the Company’s plan in accordance with applicable law, pay your, your spouse’s and your dependent’s continuation coverage premiums to the extent, and so long as you (or, in the event of your death, your spouse or dependents) remain eligible for such continuation coverage under the applicable plan and pursuant to applicable law, but in no event for more than six (6) months. The continued coverage described in subsection (iii) above may be provided to you (and/or your dependents): (1) under COBRA through payment of premiums at the active employee rate; (2) by covering you and your dependents under substitute arrangements; or (3) by providing you with an amount which, after taxes, is sufficient for you to purchase substantially equivalent benefits for you and your dependents.
     (b) In the event your employment with the Company pursuant to this Letter Agreement is terminated by you for Good Reason (as defined in Section 4(e) below) or other than: (x) by you voluntarily without Good Reason; (y) as a result of your death; or (z) by the Company for Cause, in any case, within three (3) months prior to, or, on or within eighteen (18) months after, a Change in Control (as defined in the MarketAxess Holdings Inc. 2004 Stock Incentive Plan) (the “Change in Control Protection Period”), in lieu of the payments and benefits described in Section 4(a), and subject to your execution of a waiver and general release in substantially the form attached as Appendix A hereto, the Company will: (1) continue to pay you (or, in the event of your death, your estate) your base salary for a period of six (6) months following the date of such termination of employment, but off the employee payroll; (2) pay you an amount equal to either (i) your 2007 bonus guarantee if termination occurs prior to December 31, 2007 or (ii) one (1) times the average of the annual full-year cash bonuses you received from the Company for up to the three (3) completed calendar years prior to such termination if the termination occurs after December 31, 2007, in either case payable in twelve (12) equal semi-monthly installments following the date of such termination; and (3) provide you with the benefits described in Section 4(a)(iii) (provided in any manner described therein) for up to twelve (12) months.
     (c) You will be under no obligation to seek other employment and there will be no offset against any amounts owing to you under Sections 4(a) and (b) above on account of any remuneration attributable to any subsequent employment that you may obtain.
     (d) For purposes of this Letter Agreement, “Cause” shall mean your (i) willful misconduct or gross negligence in the performance of your duties under this Letter Agreement that is not cured by you within 30 days after your receipt of written notice given to you by the Company, (ii) conviction of, or plea of guilty or nolo contendere to, a crime relating to the Company or any affiliate or any felony, or (iii) material breach of this Letter Agreement or any other material written agreement entered into between you and the Company that is not cured by you within 30 days after your receipt of written notice given to you by the Company.
     (e) For purposes of this Letter Agreement, “Good Reason” shall mean any of the following events that is not cured by the Company within thirty (30) days after the Company’s receipt of written notice from you: (i) any reduction in your title, (ii) a material diminution in your duties, authorities or responsibilities or the assignment to you of duties or responsibilities that are materially adversely inconsistent with your then position; (iii) a material breach of this Letter Agreement by the Company; (iv) a requirement by the Company that your principal place of work be moved to a location more than fifty (50) miles away from its current location; or (v) the failure of the Company to obtain and deliver to you a reasonably satisfactory written agreement from any successor to all or substantially all of the Company’s assets to assume and agree to perform this Letter Agreement. You shall be required to provide the Company with written notice of your termination of employment for Good Reason no later than forty-five (45) days after the occurrence of the event that constitutes Good Reason.
     (f) Upon termination of your employment for any reason, the Company will have no obligations under this Letter Agreement other than as provided above and to pay you: (i) any base salary and/or bonus you have earned and accrued but remains unpaid as of the date of your termination of employment; (ii) any unreimbursed business expenses otherwise reimbursable in accordance with the Company’s policies as in effect from time to time; and (iii) benefits in accordance with the terms of the applicable plans and programs of the Company.
     5. Reimbursement of Legal Fees. The Company will reimburse you up to Seven Thousand Five Hundred Dollar ($7,500) for legal fees associated with the review of your employment documentation.
     6. 280G Excise Tax. In the event that you become entitled to payments and/or benefits provided by this Letter Agreement or any other amounts or benefits in the “nature of compensation” (whether pursuant to the terms of this Letter Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (collectively the “Company Payments”), and if such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed by any taxing authority) the amount of any Company Payments will be automatically reduced to an amount one dollar less than an amount that would subject you to the Excise Tax; provided, however, that the reduction will occur only if the reduced Company Payments received by you (after taking into account all applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by you minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all other applicable federal, state and local income, social security and other taxes on such Company Payments.
     7. Restrictive Covenants. You agree to execute the confidential information agreement (“MarketAxess Confidentiality Statement”) and the intellectual property and non-competition (the “Proprietary Information and Non-Competition Agreement”) in the form provided to you by the Company concurrently with your execution of this Letter Agreement.
8. Code Section 409A
     (a) Notwithstanding any provision of this Letter Agreement to the contrary, if you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), you will not be entitled to any payments upon a termination of your employment until the earlier of (i) the date which is six months after your termination of employment for any reason other than death or (ii) the date of your death. The provisions of this Section 8 will only apply if, and to the extent, required to comply with Code Section 409A.
     (b) If you (or your representative) inform the Company that any provision of this Letter Agreement would cause you to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company will consider in good faith reforming such provision, after consulting with and receiving your approval (which will not be unreasonably withheld); provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without violating the provisions of Code Section 409A.
     9. Directors and Officers Liability Insurance. While you are employed by the Company and while potential liability exists thereafter, the Company will cover you under the Company’s directors’ and officers’ liability insurance on the same basis as other senior executive officers of the Company.
     10. Miscellaneous.
     (a) The Company may withhold from any and all amounts payable to you such federal, state, local and all other taxes as may be required to be withheld pursuant to any applicable laws or regulations.
     (b) You represent that your execution and performance of this Letter Agreement will not be in violation of any other agreement to which you are a party. Notwithstanding anything else herein, this Letter Agreement is personal to you and neither the Letter Agreement nor any rights hereunder may be assigned by you.
     (c) This Letter Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.
     (d) This Letter Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof other than the MarketAxess Confidentiality Statement and the Proprietary Information and Non-Competition Agreement.
     (e) No modifications of this Letter Agreement will be valid unless made in writing and signed by the parties hereto.

Very truly yours, MARKETAXESS HOLDINGS INC.
By:	/s/ Richard M. McVey
Richard M. McVey
Chief Executive Officer

Accepted and Agreed:
/s/ T. Kelley Millet
T. Kelley Millet